Exhibit 21.1
Subsidiaries of BioMarin Pharmaceutical Inc. as of December 31, 2021

Name	Direct Parent	Ownership	Jurisdiction of Incorporation
BioMarin Commercial Ltd	BioMarin Pharmaceutical Inc.	100%	Ireland
BioMarin International Ltd	BioMarin Commercial Ltd.	100%	Ireland